ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

FRONTIER FINANCIAL CORPORATION

Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation’s Articles of Incorporation:

1.           The name of the corporation is: FRONTIER FINANCIAL CORPORATION.

2.           The text of the amendment as adopted is as follows:

Article IV of the articles is hereby amended by deleting Section 4.1 in its entirety and replacing it with the following:

4.1           Authorized Capital.

The total number of shares of all classes of stock which the corporation shall have authority to issue is two hundred ten million (210,000,000), of which two hundred million (200,000,000) shares shall be Common Stock (the “Common Stock”), no par value, and ten million (10,000,000) shall be preferred stock (the “Preferred Stock”), no par value.

3.           The date of adoption of the above amendment was: January 20, 2010.

4.           The amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040

5.           These Articles of Amendment will be effective upon filing as of 5:00 p.m., Pacific Time.

DATED:  January 26, 2010.

/s/ Patrick M. Fahey
Patrick M. Fahey
President and Chief Executive Officer